EXHIBIT 10.33

AMENDMENT NO. 1 TO FIRST FIT-CROWN DISTRIBUTION AND LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO FIRST FIT-CROWN DISTRIBUTION AND LICENSE AGREEMENT (this “Agreement”) is made as of February 16, 2010 (the “Amendment No. 1 Effective Date”) by and among Remedent, Inc., a Nevada corporation (“Remedent Nevada”), Remedent N.V., a Belgian corporation (“Remedent Belgium”, and together with Remedent Nevada, “Remedent”), and Den-Mat Holdings, LLC, a Delaware limited liability company (“Den-Mat”).

WHEREAS, Den-Mat and Remedent have entered into that certain First Fit-Crown Distribution and License Agreement dated as of June 3, 2009 (the “2009 Agreement”) relating to the marketing, distribution, licensing and sale of the First Fit-Crown Products (as such term is defined in the 2009 Agreement); and

WHEREAS, Den-Mat wishes to purchase from Remedent, and Remedent wishes to sell to Den-Mat, all of the Intellectual Property (as defined in the 2009 Agreement) previously licensed to Den-Mat pursuant to the 2009 Agreement; and

WHEREAS, Den-Mat and Remedent wish to amend the 2009 Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Remedent and Den-Mat hereby agree as follows.

1.           Defined Terms.

Capitalized terms used herein without definition shall have the respective meanings given to them in the 2009 Agreement.

2.           Purchase of Intellectual Property.

2.1             Purchase and Sale.  Notwithstanding anything contained in the 2009 Agreement to the contrary, Remedent hereby sells, assigns and transfers to Den-Mat (the “IP Sale”), free and clear of any debts, mortgages, security interests or other liens and/or encumbrances, all claims, rights, title and interest that Remedent has or may have in the Intellectual Property owned or used by Remedent that is related to the Products, including, without limitation, the “First Fit” trade name, and all registration documents relating thereto, if any (collectively, the “IP”), as set forth in Schedule 14.1.5 to the 2009 Agreement.  The Parties agree that the IP Sale includes all rights that Remedent may have or obtain with respect to Intellectual Property that relates to the Products and which was developed after the Effective Date of the 2009 Agreement or is developed after the Amendment No. 1 Effective Date.

2.2             Transfer of IP.  Remedent represents and warrants that it owns all rights, title and interest in and to the IP, free and clear of all debts, mortgages, security interests or other liens and/or encumbrances, and that it has not entered into any prior agreements with third parties that would preclude it from conveying the rights granted herein.  Remedent will cooperate with Den-Mat and take all steps necessary to effectuate the transfer of the IP to Den-Mat, including without limitation, executing and delivering such assignment and other documents as Den-Mat or its counsel may reasonably request to effectuate the IP Sale.  Remedent agrees to cooperate with Den-Mat in executing all documents and doing all things that Den-Mat considers necessary or desirable to further the assignment of the IP to Den-Mat, including executing any other assignments or other instruments required by the USPTO or other registries.  Remedent’s obligation hereunder shall survive the closing of the IP Sale.

2.3             Purchase Price.  In consideration of the transfer and assignment of the IP, and of Remedent’s other undertakings and obligations hereunder, Den-Mat shall pay Remedent the sum of Two Million Eight Hundred Fifty Thousand ($2,850,000.00) Dollars (the “Cash Component”) and contingent capital payments in accordance with Section 2.4 below (the “Contingent Payments” and, together with the Cash Component, the “Purchase Price”).  An advance of $75,000.00 against the Cash Component shall be paid to Remedent upon execution of this Amendment, which amount shall be promptly refunded to Den-Mat if the IP Sale is not consummated by March 15, 2010.  Provided that the IP Sale is consummated, the balance of the Cash Component shall be paid as follows:

(a)  $50,000.00 upon delivery by Remedent to Den-Mat of a working prototype of the First Fit crown;

(b)  $525,000.00 on or before March 15, 2010;

(c)   $700,000.00 on June 30, 2010;

(d)   $500,000.00 on December 31, 2010;

(e)   $500,000.00 on June 30, 2011;

(f)    $500,000.00 on December 31, 2011.

2.4             Contingent Payments.  For each sale of Products, Den-Mat shall pay to Remedent a contingent capital payment (each, a “Contingent Payment”) equal to five (5%) percent of Den-Mat’s Net Revenues generated by the sale of the Products.  For purposes hereof, “Net Revenues” shall mean all revenues received by Den-Mat from sales of the Products, net of any returns and allowances, freight, sales taxes, rebates and customary trade discounts.  A sale shall be deemed to have been made by Den-Mat at the time the related revenue is recognized by Den-Mat for its internal accounting purposes (in accordance with GAAP).  Within thirty (30) days after the end of each calendar quarter, Den-Mat shall deliver to Remedent a certified statement from an officer of Den-Mat setting forth (a) the total amount of Den-Mat’s Net Revenues generated by the sale of the Products during such quarter, and (b) a calculation of the Contingent Payment payable to Remedent hereunder.  Concurrently with delivering such statement Den-Mat shall pay to Remedent, the amount of the Contingent Payment set forth on such statement.

2.5             Representations and Warranties.  Remedent hereby certifies to Den-Mat that each of the representations and warranties made by Remedent in Section 14.1 of the 2009 Agreement is true and correct in all material respects as if made on the date hereof and as if the transactions contemplated by this Amendment No. 1 were part of the 2009 Agreement.  In addition, Remedent hereby represents and warrants to Den-Mat that: (a) Remedent has not sold, assigned, transferred, encumbered or granted to any Person any rights to the IP, and (b) any rights to IP that are licensed to Remedent by a third party can be transferred and assigned to Den-Mat without the consent or approval of any third party or, if such consent or approval is required, Remedent will have obtained it prior to payment of the first installment of the Purchase Price.  Den-Mat hereby certifies to Remedent that each of the representations and warranties made by Den-Mat in Section 14.2 of the 2009 Agreement is true and correct in all material respects as if made on the date hereof and as if the transactions contemplated by this Amendment No. 1 were part of the 2009 Agreement.

3.           Additional Amendments to 2009 Agreement.  The following provisions of the 2009 Agreement are hereby amended as follows:

3.1             Sections 2, 3.1, 3.4, 3.5.2, 4, 5, 6, 7, 9, 10.1, 16.1.3, 16.1.4, 16.1.5, 16.2.4, 18.4 and 18.6 are hereby deleted in their entirety.

3.2             Section 3.3 is hereby amended to delete the words “In connection with the licenses granted to Den-Mat pursuant to Section 3.1” in the 1st and 2nd lines and to substitute, in lieu thereof, the words “In connection with the IP Sale”.

3.3             Section 3.5.1 is hereby amended and restated in its entirety to read as follows:

“Ownership of Intellectual Property.  Den-Mat shall have the sole and exclusive right to apply for, prosecute, obtain and enforce all rights, grants, registrations, orders or proprietary interests of any nature, including, without limitation, patents, copyrights, industrial design and trademark and service mark registrations and any other registrations or grants of rights that are analogous thereto in any and all countries throughout the world in respect of the IP, including, without limitation, any Intellectual Property related to the Products developed by Remedent after the Amendment No. 1 Effective Date, which shall be promptly transferred to Den-Mat.   At Den-Mat’s request and cost, and for the benefit of Den-Mat, Remedent  shall apply for, prosecute, obtain and enforce all rights, grants, registrations, orders or proprietary interests of any nature, including, without limitation, patents, copyrights, industrial design and trademark and service mark registrations and any other registrations or grants of rights that are analogous thereto in any and all countries throughout the world, and take such other actions as Den-Mat may reasonably request to protect such Intellectual Property.  In the event Remedent fails to take any action reasonably requested by Den-Mat as described in the preceding sentence (a) Den-Mat may take such action, (b) Remedent hereby authorizes Den-Mat to take any such action in its name, and (c) Remedent shall provide such assistance as Den-Mat may reasonably request in connection therewith.  Each of Den-Mat and Remedent shall take such actions as the other may reasonably request to implement the provisions of this Section 3.5.1 with respect to any particular Intellectual Property.”

3.4             The introductory paragraph of Section 8.1 is hereby amended and restated to read as follows:

“Remedent’s Marketing Support.  Remedent shall develop and implement commercially reasonable sales and marketing support to the Den-Mat sales effort.  Any materials developed by Remedent will be the sole and exclusive property of Den-Mat.  Remedent shall use its commercially reasonable efforts to provide the following support (all of which, including the selection of vendors utilized, shall be subject to Den-Mat’s reasonable approval) for Den-Mat’s sales and marketing efforts:”

The remainder of Section 8.1 (clauses (a) – (p)) shall remain unchanged.

3.5             Section 13.2.1 is hereby amended to delete clause (c) thereof.

3.6             Section 16.2.5 is hereby amended to provide that, concurrently with the execution of this Amendment, Remendent shall deliver to Den-Mat revised Non-Competition Agreements in the form approved by Den-Mat duly executed by Guy De Vreese and Evelyne Jacquemyns.

3.7             Section 18.3 is hereby amended by adding the phrase “occurring prior to the Amendment No. 1 Effective Date” at the end of the first sentence thereof and again in the second sentence thereof after the phrase “Intellectual Property claim or judgment,” and prior to the phrase “then Remedent…”

3.8             Section 20.14 is hereby amended to add at the end thereof, after the words “First-Fit Technology,” the following: “unless Den-Mat agrees to include the Net Revenues generated by the sale of such competing products in the calculation of the Contingent Payment.”

3.9             The definition of “Confidential Information” in Schedule 1 is hereby amended to provide that all confidential or proprietary information relating to the First Fit Technology shall be treated as being Den-Mat’s Confidential Information for purposes of the 2009 Agreement, notwithstanding the exclusions contained in clauses (b), (c) and (d) of Section 17.1.2.

4.           Miscellaneous.

4.1             Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as modified hereby, the 2009 Agreement shall remain in full force and effect.

4.2             Headings.  The headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

4.3             Counterparts.  This Amendment may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, regardless of whether all of the Parties have executed the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4             Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW RULE THAT WOULD CAUSE THE APPLICATION OR THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK TO THE RIGHTS AND DUTIES OF THE PARTIES.

4.5             Den-Mat Option.  In consideration of the advance being made by Den-Mat to Remedent concurrently herewith, in accordance with Section 2.3(a) of this Amendment, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Remedent hereby grants to Den-Mat an option to enter into this Amendment at any time during the thirty (30) day period beginning on the Amendment No. 1 Effective Date (the “Option Period”).  Remedent agrees that it may not revoke or rescind its execution and delivery of this Amendment prior to the end of the Option Period, and that if Den-Mat delivers (by fax, email or personal delivery) a counter-signed copy of this Amendment on or before the last day of the Option Period, this Amendment shall then become fully binding upon and enforceable against the parties hereto with effect from the Amendment No. 1 Effective Date.

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IN WITNESS WHEREOF, Remedent Nevada, Remedent Belgium and Den-Mat, by their respective authorized representatives set forth below, have signed this Amendment No. 1 as of the Amendment No. 1 Effective Date.

REMEDENT, INC. “Remedent Nevada”	REMEDENT, N.V. “Remedent Belgium”

By:	By:
Name:	Name:
Title:	Title:

DEN-MAT HOLDINGS, LLC “Den-Mat”

By:
Name:
Title: